UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2013

Naked Brand Group Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2 – 34346 Manufacturers Way, Abbotsford, BC V2S 7M1
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 877.592.4767

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 22, 2013, we entered into an Amendment Agreement dated July 22, 2013 (the “Agreement”) with our wholly-owned subsidiary, Naked Inc. (“Naked”), Kalamalka Partners Ltd. (“Kalamalka”) and certain lenders as set out in the Agreement (collectively, the “Lenders”) amending the Agency and Interlender Agreement dated August 10, 2012 (the “Agency Agreement”). In connection with the Agency Agreement, we and Naked issued several convertible term promissory notes (the “Notes”) and we granted share purchase warrants (the “Warrants”) to the Lenders and share purchase warrants (the “Kalamalka Warrants”) to Kalamalka as consideration for facilitating the transaction. Pursuant to the Agreement, we amended the Notes to reduce the conversion price from US$0.75 per share to US$0.50 per share. We also amended the terms of the Warrants and the Kalamalka Warrants as follows: (i) 50,000 Warrants are exercisable at a price of US$0.25 until August 10, 2017; (ii) 150,000 Warrants are exercisable at a price of US$0.25 per share until August 10, 2018; (iii) 100,000 Warrants are exercisable at a price of US$0.50 per share until August 10, 2018; (iv) 400,000 Kalamalka Warrants are exercisable at a price of US$0.25 per share until August 10, 2017; (v) 48,000 Kalamalka Warrants are exercisable at a price of US$0.25 per share until August 10, 2017; and (vi) 500,000 Kalamalka Warrants are exercisable at a price of US$0.50 per share until August 10, 2017.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above related to the creation of a direct financial obligation is responsive to this Item 3.02 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment Agreement dated July 22, 2013

10.2	Form of Amended and Restated Promissory Note

10.3	Form of Amendment to Warrant Certificate

99.1	News Release of July 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAKED BRAND GROUP INC.

By:

/s/ Alex McAulay
Alex McAulay
Chief Financial Officer

Date: July 26, 2013